UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 City West Blvd., Suite 500 Houston, Texas	77042-2838
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01	Other Events

Robert W. Stockton, Chief Financial Officer and Executive Vice President of the Company, has entered into a pre-arranged stock sales plan intended to qualify under Rule 10b5-1 of the Securities Exchange Act of 1934 to sell up to 124,056 shares of Company common stock over time.

The stock sales plan has been approved under the Company’s internal securities trading policy. Rule 10b5-1 plans permit individuals who are not in possession of material non-public information to establish pre-arranged plans to buy or sell Company stock. These plans can minimize the market effect of insider purchases or sales by spreading these purchases or sales over a more extended period than the limited trading “windows” designed by the Company’s internal securities trading policy.

Under this plan, a broker not affiliated with the Company may, over a period of time starting on March 28, 2008 and ending on September 29, 2008, sell up to 124,056 shares of Company common stock held by Mr. Stockton at various designed prices ranging upwards from $13.50 per share. As of April 2, 2008, all 124,056 shares have been sold pursuant to the plan and the plan has been terminated in accordance with its terms.

The shares sold pursuant to this Rule 10b5-1 plan relate to shares acquired upon exercise of stock options previously granted under the Company’s 2000 Long-Term Incentive Plan. The shares sold under this Rule 10b5-1 plan represented approximately 36% of Mr. Stockton’s combined current holdings of the Company’s common stock and options to purchase Company common stock.

Specific sales transactions under the plan are disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of business acquired.

None.

(b)	Pro Forma Financial Information.

None.

(c)	Shell Company Transactions.

None.

(d)	Exhibits.

99.1    Sales Plan dated March 28, 2008 between Robert W. Stockton and Charles Schwab & Co., Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: April 2, 2008	/s/ John D. Held
John D. Held Executive Vice President and General Counsel